UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2014

CASI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-20713 (Commission File Number)	58-1959440 (IRS Employer Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

______________________

(Address of principal executive offices)

20850

____________________

(Zip Code)

(240) 864-2600

_____________________

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On December 3, 2014, the Board of Directors of CASI Pharmaceuticals, Inc., a Delaware corporation (“CASI” or the “Company”) elected Ken K. Ren as a director of the Company, effective immediately.

Dr. Ren joined CASI Pharmaceuticals in April 2012 as interim Chief Executive Officer, and after successful completion of the one-year interim period, was appointed Chief Executive Officer in April 2013. Prior to joining CASI Pharmaceuticals from 2005-2012, Dr. Ren was the president of Accelovance (China), a subsidiary of Accelovance, Inc., which is a Maryland-based contract research organization. Prior to Accelovance, Dr. Ren was the founder of New Jersey-based AHT Inc., which merged with Novemed, a portfolio investment of a blue-chip public company in Hong Kong. He was a co-founder of the China Innovation Center for Life Science (U.S.A.) Corp., a New York-based consulting firm in partnership with the Chinese Ministry of Science and Technology which provided consulting services to health-care and pharmaceutical companies in both the U.S. and China. Over the past 15 years Dr. Ren has been involved in several U.S./China based start-up companies in pharmaceutical development or services. Dr. Ren was a research scientist at Pfizer from 1993–1995 and a Research Fellow at Rockefeller University from 1990–1993. He received his medical degree at the Shandong University School of Medicine in China in 1986 and a Ph.D. from State University of New York at Buffalo in 1990.

Due to his employment with the Company, the Board has determined that Dr. Ren is not “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable NASDAQ listing standards.

There is no agreement or understanding between Dr. Ren and any other person pursuant to which he was selected to be a director of the Company. Dr. Ren is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Ren will not receive any compensation from the Company in connection with his services as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.

/s/ Cynthia W. Hu
Name:	Cynthia W. Hu
Title:	Chief Operating Officer

Date:  December 5, 2014